Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ CHIEF EXECUTIVE OFFICER
CHRIS ALBRECHT TO PRESENT AT THE DEUTSCHE BANK MEDIA, INTERNET AND TELECOM CONFERENCE

Englewood, Colo. - March 1, 2016 - Starz (NASDAQ: STRZA, STRZB) announced that Chris Albrecht, CEO of Starz, will be presenting at the Deutsche Bank Media, Internet and Telecom Conference, on Tuesday, March 8, 2016 at 10:45 AM ET at the Breakers Hotel in Palm Beach, FL. During his presentation, Mr. Albrecht may make observations regarding the company's financial performance and outlook and may discuss future opportunities.

The presentation will be broadcast live via the Internet. All interested persons should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for 30 days after appropriate filings have been made with the SEC.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks) and global content distribution (Starz Distribution), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies. As of December 31, 2015, STARZ and ENCORE serve a combined 55.8 million subscribers, including 23.6 million at STARZ, and 32.2 million at ENCORE, making them the largest pair of premium flagship channels in the U.S. STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television. Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.

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Contacts:
Courtnee Chun	Theano Apostolou
Investor Relations	Corporate Communications
(720) 875-5420	(424) 204-4052
courtnee.chun@starz.com	theano@starz.com